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                                                                  EXHIBIT 99.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

                    SUPPLEMENTAL BUSINESS SEGMENT INFORMATION
                              1997 CHANGE FROM 1996


                                                  THIRD QUARTER                   FIRST NINE MONTHS
                                             % CHANGE                           % CHANGE
                                         SALES      UNIT      OPERATING     SALES       UNIT       OPERATING
                                        REVENUE    VOLUME    EARNINGS(1)   REVENUE     VOLUME     EARNINGS(1)

SPECIALTY & PERFORMANCE SEGMENT
  Specialty plastics                         4 %        10 %         ++           2 %        16 %          ++
  Performance chemicals                    (10)%        (4)%          -          (9)%        (5)%           -
  Fine chemicals                             2 %        20 %         ++           - %         9 %           -
  Fibers                                   (18)%       (16)%         --         (10)%        (9)%          --
  Coatings, inks & resins                    3 %         1 %         ++           6 %         7 %          ++

Total Segment                               (4)%         3 %        (17)%        (2)%         6 %          (8)%
                                       =======     =======    =========    ========     =======     =========


CORE PLASTICS SEGMENT
  Container plastics                         5 %         7 %         ++         (18)%        15 %          --
  Flexible plastics                          5 %         7 %         ++           6 %        (5)%          ++

  Total Segment                              5 %         7 %         29 %       (10)%         7 %        (203)%
                                       =======     =======    =========    ========     =======     =========


CHEMICAL INTERMEDIATES SEGMENT
  Industrial intermediates                  (4)%        (4)%          -           - %         2 %           -

  Total Segment                             (4)%        (4)%         (5)%         - %         2 %          (8)%
                                       =======     =======    =========    ========     =======     =========

  Total Eastman                             (2)%         2 %        (12)%        (4)%         5 %         (20)%
                                       =======     =======    =========    ========     =======     =========


------------------------------

(1)  0     =    Change of approximately 0 - 2% (+ or -)
     +     =    Increase of approximately 2 - 10%
     ++    =    Increase of greater than 10%
     -     =    Decrease of approximately (2) - (10)%
     --    =    Decrease of greater than (10%)
     Sm    =    Negligible change in dollar amount
     Nm    =    Not meaningful


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